EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Arno Therapeutics, Inc. on Forms S-8 (File No. 333-176664 and 333-194927) of our report dated March 30, 2016, which includes an emphasis of matter paragraph regarding the Company’s ability to continue as a going concern, relating to the financial statements appearing in this Annual Report on Form 10-K of Arno Therapeutics, Inc. for the year ended December 31, 2015.

/s/ Crowe Horwath LLP

New York, New York

March 30, 2016